Exhibit 99.1

Contacts:
Felicia Spagnoli Media Relations Color Kinetics Incorporated 617-701-2292 fspagnoli@colorkinetics.com	Justine Alonzo Investor Relations Color Kinetics Incorporated 617-701-2272 jalonzo@colorkinetics.com
Color Kinetics Announces U.S. and Germany Anti-Trust Clearance for its Acquisition by Philips
Boston, MA — August 15, 2007 — Color Kinetics Incorporated (NASDAQ: CLRK), which had previously announced its agreement to be acquired by Philips Holding USA Inc., for $34.00 per share in cash, today announced that the 30-day waiting period for the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on August 10, 2007. The Federal Cartel Office of the Federal Republic of Germany, acting pursuant to the German Act Against Restraints of Competition, has also cleared the transaction.
A special meeting of stockholders to approve the acquisition will be held at 10:00 am on August 22, 2007 at the offices of Foley Hoag LLP, Thirteenth Floor, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210. Assuming that the merger agreement is adopted by Color Kinetics stockholders at the special meeting, the closing of the transaction is expected to occur on August 24, 2007.
About Color Kinetics
Celebrating its 10th anniversary this year, Color Kinetics Incorporated (NASDAQ: CLRK) transforms environments through new, dynamic uses of light. Its award-winning lighting systems and technologies apply the benefits of LEDs as a highly efficient, long lasting, environmentally friendly, and inherently digital source of illumination — reinventing light itself as a highly controllable medium. Color Kinetics also enables widespread adoption of LED lighting through OEM and licensing partnerships in diverse markets. The company is headquartered in Boston, MA with offices in the UK and China. More information is available at http://www.colorkinetics.com.
IMPORTANT ADDITIONAL INFORMATION HAS BEEN FILED WITH THE SEC
Color Kinetics has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a Proxy Statement in connection with the proposed transaction. The Proxy Statement filed with the SEC contains important information about Color Kinetics, Philips, the Merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully. Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Color Kinetics and Philips through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders are able to obtain free copies of the Proxy Statement from Color Kinetics by contacting Justine Alonzo, Investor Relations Manager, Color Kinetics Incorporated at 617-701-2272 or on Color Kinetics’ web site at www.colorkinetics.com.
Color Kinetics and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Color Kinetics in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the transaction is included in the Proxy Statement. Additional information regarding these directors and executive officers is also included in Color Kinetics’ proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on or about April 27, 2007. This document is available free of charge at the SEC’s web site at www.sec.gov and from Color Kinetics by contacting Justine Alonzo, Investor Relations Manager, at the address above.
©2007 Color Kinetics Incorporated. Color Kinetics is a registered trademark and the Color Kinetics logo is a trademark of Color Kinetics Incorporated. All other trademarks mentioned are the property of their respective owners.